EXHIBIT 23.2

Consent of independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-70259) pertaining, in part, to the LMI Aerospace, Inc. Profit-Sharing and Savings Plan and Trust and of our report dated June 26, 2009, with respect to the financial statements of the LMI Aerospace. Inc. Profit-Sharing and Savings Plan and Trust for the year ended December 31, 2008, which appears in this Form 11-K.

/s/ BKD, LLP

St. Louis, Missouri
June 29, 2010